Exhibit 99.1

[LOGO]	Chiquita Brands International

News Release
Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA BRANDS INTERNATIONAL TO CONSOLIDATE MIDWEST
FRESH-CUT FRUIT PROCESSING CAPACITY
Supply Chain Optimization Plan Expected to Eliminate Redundancy,
Improve Utilization and Reduce Costs

CINCINNATI – Dec. 6, 2005 – Chiquita Brands International, Inc. (NYSE: CQB) today announced that it will close processing facilities in Manteno, Ill., and Kansas City, Mo., by February 2006 as part of a supply chain optimization plan. This plan is expected to eliminate redundancies in fresh-cut fruit processing capacity in the Midwestern United States, improve plant utilization and reduce costs.

This consolidation effort is one component of Chiquita’s previously announced integration plan, which aims to achieve $20 million in annual cost synergies within three years after the acquisition of Fresh Express. The company expects this consolidation to deliver approximately $3 million in annualized cost savings, which will begin to be realized in the second quarter 2006.

“This is an important step toward reaching profitability in this strategic value-added fruit category, which we believe holds significant long-term growth potential for Chiquita,” said Fernando Aguirre, chairman and chief executive officer.

“Over the past several months, we carefully analyzed our national fresh-cut fruit operations, where, as a result of the Fresh Express acquisition, we now have three Midwestern plants – two in the Chicago area and one in Kansas City,” Aguirre said. “While it’s never easy to make a decision that results in fewer jobs, our analysis clearly determined that closing two of these facilities and shifting production to others would improve plant utilization throughout our supply chain and drive down operating costs – while continuing to provide the freshness, quality and value that our customers demand.”

– more –

Chiquita Brands International
Midwest Plant Consolidation

As a result of the closure of the pre-acquisition Chiquita plant at Manteno, the company will incur a charge of approximately $7 million, of which an approximately $5 million noncash charge will be recorded in the fourth quarter 2005 and a $2 million charge, primarily for noncancelable lease obligations, will be recorded in the first quarter 2006. The closure of the pre-acquisition Fresh Express plant at Kansas City will result in a $4 million adjustment to goodwill through purchase price accounting, which will be recorded in the fourth quarter 2005. Substantially all of this adjustment is noncash and relates to asset disposals.

The approximately 100 employees at the company’s Kansas City and Manteno facilities will be eligible to apply for open positions at other Chiquita operations. Employees displaced by this consolidation will be eligible for severance and outplacement services based on level of position and length of service. At minimum, employees will receive pay for their normal work schedule for 60 days following this announcement.

Chiquita Brands International, Inc. (www.chiquita.com) is a leading international marketer and distributor of high-quality fresh and value-added produce, which is sold under the Chiquita® premium brand, Fresh Express® and other related trademarks. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. In June 2005, Chiquita acquired Fresh Express, the U.S. market leader in value-added salads, a fast-growing food category for grocery retailers, foodservice providers and quick-service restaurants.

# # #